As filed with the Securities and Exchange Commission on September 2, 2025

Registration No. 333-211800

Registration No. 333-211799

Registration No. 333-65684

Registration No. 333-83175

Registration No. 333-07109

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-211800

FORM S-8 REGISTRATION STATEMENT NO. 333-211799

FORM S-8 REGISTRATION STATEMENT NO. 333-65684

FORM S-8 REGISTRATION STATEMENT NO. 333-83175

FORM S-8 REGISTRATION STATEMENT NO. 333-07109

UNDER THE SECURITIES ACT OF 1933
OLD POINT FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	54-1265373
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

101 East Queen Street Hampton, Virginia 23669
(Address, including zip code, of registrant’s principal executive offices)

Old Point Financial Corporation Employee Stock Purchase Plan

Old Point Financial Corporation 2016 Incentive Stock Plan

Old Point Financial Corporation 1998 Stock Option Plan

Old Point Financial Corporation 1996 Employee Stock Purchase Plan

(Full titles of the plans)
George P. Whitley Senior Executive Vice President Chief Legal Officer 800 East Canal Street, Suite 700 Richmond, Virginia 23219(804) 377-4200
(Name, address, and telephone number, including area code, of agent for service)
Copies to: Matthew M. Guest, Esq. Eric M. Feinstein, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street, New York, NY 10019 (212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following Registration Statements on Form S-8 (the “Registration Statements”), in each case filed with the U.S. Securities and Exchange Commission by Old Point Financial Corporation (the “Registrant”), and in each case related to shares of common stock, par value $5.00 per share, of the Registrant (the “Shares”):

•	Registration Statement No. 333-211800, filed on June 3, 2016, relating to the registration of 250,000 Shares issuable under the Old Point Financial Corporation Employee Stock Purchase Plan;

•	Registration Statement No. 333-211799, filed on June 3, 2016, relating to the registration of 300,000 Shares issuable under the Old Point Financial Corporation 2016 Incentive Stock Plan;

•	Registration Statement No. 333-65684, filed on July 24, 2001, relating to the registration of 200,000 Shares issuable under the Old Point Financial Corporation 1998 Stock Option Plan;

•	Registration Statement No. 333-83175, filed on July 19, 1999, relating to the registration of 125,000 Shares issuable under the Old Point Financial Corporation 1998 Stock Option Plan; and

•	Registration Statement No. 333-07109, filed on June 28, 1996, relating to the registration of 37,500 Shares issuable under the Old Point Financial Corporation 1996 Employee Stock Purchase Plan.

On September 1, 2025, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 2, 2025, by and among the Registrant, The Old Point National Bank of Phoebus, a nationally chartered banking association and wholly owned subsidiary of Registrant (“Old Point National Bank”) and TowneBank, a Virginia banking corporation, (a) Registrant merged with and into TowneBank and (b) immediately thereafter and contemporaneously therewith, Old Point National Bank merged with and into TowneBank (the mergers in clauses (a) and (b), together, the “Merger”) with TowneBank being the surviving corporation.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered under the Registration Statements which remain unsold at the termination of the offerings, the Registrant hereby removes from registration by means of this post-effective amendment all such securities registered under the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suffolk, Commonwealth of Virginia, on this 2nd day of September, 2025.

TOWNEBANK, as successor by merger to OLD POINT FINANCIAL CORPORATION

By:	/s/ William B. Littreal
Name:	William B. Littreal
Title:	Senior Executive Vice President and Chief Financial Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this post-effective amendment to the Registration Statements.